IDT Corporation Announces Plans to Change Its
NYSE Ticker Symbols

IDT Common Stock Symbol to Change from IDT to IDT.C and
Class B Common Stock Symbol to Change from IDT.B to IDT

NEWARK, N.J., January 9, 2003 — IDT Corporation (NYSE: IDT.B, IDT), a multinational carrier, telephone and technology company, announced today that it is changing the New York Stock Exchange ticker symbols of its common stock and its Class B common stock.

As of the opening of trading on February 26, 2003, IDT’s common stock, which currently trades under the symbol IDT, will trade under the symbol IDT.C. As of the opening of trading on March 19, 2003, IDT’s Class B common stock, which currently trades under the symbol IDT.B, will trade under the symbol IDT. As a result, there will be a three-week period when the ticker symbol “IDT” will not be used for either the common stock or the Class B common stock.

“There are now more than twice the number of shares of Class B common stock outstanding as compared with shares of our common stock,” said Jim Courter, IDT CEO. “Given the large difference in the number of outstanding shares between the two classes of stock, we thought it made sense to use the company’s primary ticker symbol IDT for the class with the larger number of shares outstanding.”

As of December 12, 2002, there were approximately 54.1 million shares of Class B common stock outstanding and approximately 25.0 million shares of common stock outstanding. Of these, approximately 4.0 million shares of Class B common stock and approximately 5.4 million shares of common stock were held by IDT Corporation.

IDT selected February 26, 2003 as the date on which the common stock ticker symbol will change to coincide with the second anniversary of IDT’s listing on the New York Stock Exchange.

“IDT has found a good home at the New York Stock Exchange. Since moving from Nasdaq to the Big Board, the trading price of our common stock has increased by over 50%,” said Howard Jonas, IDT Chairman. “Like people, firms are judged in part by the company they keep. Most of the world’s most successful companies are listed on the NYSE. Without question, IDT’s association with the New York Stock Exchange has enhanced our image and has contributed to our success.”

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to its retail and wholesale customers worldwide. IDT Telecom, by means of its own national telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance telephony and prepaid calling cards. IDT and Liberty Media own 95% and 5 % of IDT Telecom, respectively. IDT Media is the IDT subsidiary principally responsible for the Company’s initiatives in media, new video technologies and print media. IDT Solutions (formerly Winstar) is the IDT subsidiary that provides reliable local and long distance voice, data, high-speed Internet and business continuity networking service for business needs in 22 U.S. markets through its facilities–based network utilizing fixed broadband wireless technology.